EXHIBIT 10.1
Covanta Holding Corporation
April 5, 2006
Via Personal Hand Delivery
Craig D. Abolt
1003 Dogwood Trail
Franklin Lakes, NJ 07417
     Re: Transition and Separation Agreement
Dear Craig:
     This transition and separation agreement (the “Agreement”) will confirm our mutual understanding and agreements regarding your separation, individually and collectively, from Covanta Holding Corporation (the “Parent Company”), Covanta Energy Corporation (the “Operating Company”) and Covanta Projects, Inc. (the “Employer”). For purposes of this Agreement, the Employer, the Operating Company, and the Parent Company are referred to collectively as the “Companies.” Unless otherwise defined herein, capitalized terms shall have the meaning ascribed to them in that certain Employment Agreement dated October 5, 2004 by and between you and the Companies (the “Employment Agreement”).
     In order to effectuate a smooth transition and separation of your employment by the Companies, you and the Companies, for good and valuable consideration, the sufficiency of which is hereby agreed to acknowledged, you and the Companies hereby agree as follows:
Section 1.
Transition and Termination of Employment
     1.1 Pursuant to the mutual agreement of you and the Companies to provide for a separation of employment and transition period, you and the Companies agree that for purposes of severance benefits and other continuing obligations under the Employment Agreement, your employment by the Companies shall be deemed to be terminated pursuant to Section 6.2 of the Employment Agreement as of the Termination Date (as hereinafter defined).

     1.2 From the date hereof through and including the Termination Date, you agree that you shall continue to perform the services required or reasonably requested under Section 2.1 of the Employment Agreement and to assist in the search for and transition of the Companies employment of a successor Chief Financial Officer. Notwithstanding the foregoing or anything to the contrary in Section 2 of the Employment Agreement, you and the Companies acknowledge and agree that without constituting a breach of the Employment Agreement (a) you shall be entitled to undertake a search for new employment and (b) the Companies shall conduct a search for a successor Chief Financial Officer.
     1.3 The effective date of your separation from all positions and employment, including without limitation all positions held as an officer or director, with the Companies (and each of their respective affiliates and subsidiaries) shall be the earlier of (i) the appointment of a successor Chief Financial Officer by the Parent Company, or (ii) September 30, 2006 (the “Termination Date”).
     1.4 You shall be entitled to the rights provided under Section 6.5 of the Employment Agreement effective as of the date of this Agreement. All other rights, benefits and obligations shall be as provided under the Employment Agreement.’
     1.5 Pursuant to Section 6.3(a) of Employment Agreement, the Companies shall pay to you 50% of the aggregate amount due to you on the Termination Date. Notwithstanding the timing of payments under Section 6.3(b) of the Employment Agreement, you and the Companies agree that the remaining 50% of the amounts due to you thereunder shall be paid pro rata on a monthly basis over the duration of the Post-Employment Period; provided, however, that in order to address uncertainties with respect to certain deferred compensation arrangements under the recently enacted section 409A of the Internal Revenue Code of 1986, as amended, the Companies shall pay to you a lump sum amount of all amounts then remaining due to you thereunder on March 15, 2007. For purposes of this Agreement, “pro rata on a monthly basis” shall mean a pro rata amount calculated on the basis of 24 months.
Section 2.
Release and Waiver
     2.1 Pursuant to Section 6.3 of the Employment Agreement, as a condition to the payment by the Companies of any amounts or the continuation or provision of any benefits, as of the Termination Date you shall execute and deliver to the Companies a “Separation and General Release Agreement” substantially in the form attached as Exhibit C to the Employment Agreement, to be modified as necessary and consistent with the terms of this Agreement.
Section 3.
Miscellaneous
     3.1 This Agreement and the Employment Agreement contain the entire understanding among the parties hereto with respect to the subject matter hereof. This Agreement may be amended or canceled only by mutual agreement of all parties hereto in writing. Except as permitted or provided under Section 11.2 of the Employment Agreement, so long as you live, no person, other than the parties hereto, shall have any rights under or interest in this Agreement or the subject matter hereof.
     3.2 Except to the extent they may have been supplemented or modified by way of this Agreement, the terms of your Employment Agreement, including, without limitation, the obligations and provisions set forth in Sections 7, 8, 9 and 10 thereof, and any other agreements incorporated by reference therein (or otherwise agreed to in writing between you and the Companies) shall remain in full force and effect and shall be governed by the current terms thereof, respectively.
     3.3 This Agreement may be executed in any number of counterparts, each of which shall constitute an original and all of which taken together shall constitute one and the same instrument.
     3.4 This Agreement shall be governed by and construed in accordance with the internal laws of the State of New Jersey without regard to conflicts of laws provisions thereof.

Very truly yours, PARENT COMPANY: Covanta Holding Corporation
By:	/s/ Anthony J. Orlando
Anthony J. Orlando, President and
Chief Executive Officer

OPERATING COMPANY: Covanta Energy Corporation.
By:	/s/ Anthony J. Orlando
Anthony J. Orlando, President and
Chief Executive Officer

EMPLOYER: Covanta Projects, Inc.
By:	/s/ Anthony J. Orlando
Anthony J. Orlando, President and
Chief Executive Officer

Accepted and agreed to this
5th day of April, 2006.
/s/ Craig D. Abolt
Craig D. Abolt